UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT

TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): July 7, 2015

SFX Entertainment, Inc.

(Exact name of registrant as specified in its charter)

Delaware

(State or other jurisdiction of incorporation)

001-36119	90-0860047
(Commission File Number)	(IRS Employer Identification No.)

902 Broadway, 15th Floor
New York, New York	10010
(Address of principal executive offices)	(Zip Code)

(646) 561-6400

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2.):

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01                                           Entry into a Material Definitive Agreement.

On July 7, 2015, SFX Entertainment, Inc. (the “Company”), a Delaware corporation, entered into a letter agreement (the “React Amendment”) amending certain provisions of that certain asset and membership interest contribution agreement, dated as of February 18, 2014, as amended as of March 14, 2014, and as subsequently amended as of April 2, 2014 (the “React Agreement”), among SFX-React Operating LLC, a wholly owned subsidiary of the Company (together with the Company, “SFX”), Lucas King, Jeffrey Callahan, React Presents, Inc. (“React”), and Clubtix, Inc. (together with King, Callahan, and React, the “Sellers”).

Under the React Agreement, the Sellers are entitled to receive an earnout payment based on the performance of the acquired assets in 2014 (the “Earnout”), payable eighty percent in cash and twenty percent in common stock of the Company. Pursuant to the React Amendment, the parties agreed upon an aggregate Earnout amount of $14.7 million, the cash portion of which is to be paid in five installments through March 2016. On June 8, 2015, the stock portion of the Earnout was issued to the Sellers through the private placement of 656,907 shares of common stock of the Company. The Sellers were advanced $1.0 million of the cash portion of the Earnout prior to entering into the React Amendment, and the remaining cash portion is to be paid over the course of five installments as follows: (i) $1.0 million on or before July 14, 2015; (ii) $2.0 million on or before September 1, 2015; (iii) $2.0 million on or before November 2, 2015; (iv) $3.0 million on or before January 4, 2016; and (v) the balance of approximately $2.8 million on or before March 1, 2016. The React Amendment eliminates a requirement that a portion of the Earnout proceeds was to be placed into an indemnity escrow, and further provides for cost-sharing between SFX and the Sellers with respect to any payments that may become due as a result of a potential pre-closing litigation liability of the Sellers.

SFX’s obligation to pay the remaining cash portion of the Earnout on each of the installment dates was evidenced by way of a subordinated promissory note (the “Note”) in the aggregate principal amount of $10.8 million. The Note contains customary covenants, representations, warranties, and default provisions. In connection with the issuance of the Note, Mr. Robert F.X. Sillerman, the Company’s Chairman and Chief Executive Officer, entered into a guaranty agreement in favor of the Sellers, pursuant to which Mr. Sillerman personally guaranteed up to $7.0 million of SFX’s obligations under the Note.

The foregoing description of the React Amendment and the Note does not purport to be complete and is qualified in its entirety by reference to the full text of such agreements, attached hereto as Exhibits 10.1 and 10.2 and incorporated herein by reference.

Item 9.01              Financial Statements and Exhibits.

(d) Exhibits.

No.	Description
10.1	Letter Agreement, dated July 7, 2015, by and between SFX Entertainment, Inc., SFX-React Operating LLC, Lucas King, Jeffrey Callahan, React Presents, Inc., and Clubtix, Inc.
10.2	Promissory Note, dated July 7, 2015, issued by SFX Entertainment, Inc. and SFX-React Operating LLC to Lucas King, Jeffrey Callahan, React Presents, Inc., and Clubtix, Inc.
99.1	Guaranty, dated July 7, 2015, by Mr. Robert F.X. Sillerman in favor of Lucas King, Jeffrey Callahan, React Presents, Inc., and Clubtix, Inc.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SFX ENTERTAINMENT, INC.

Date: July 13, 2015	By:	/s/ Robert F.X. Sillerman
Robert F.X. Sillerman
Chief Executive Officer and Director